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EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED APRIL 2, 2021

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Value Equity Portfolio (“Value Equity Portfolio”) (formerly, the EQ/BlackRock Basic Value Equity Portfolio) and an actively managed portion of the EQ/Large Cap Value Managed Volatility Portfolio (“Large Cap Value Portfolio”) (each, a “Portfolio” and together, the “Portfolios”), each a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.equitable-funds.com.

Equitable Investment Management Group, LLC (“EIM” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. Equitable Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. EIM, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit EIM, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to enter into investment sub-advisory agreements between EIM and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below) with respect to the Portfolios.

At a regular meeting of the Board held on December 15-16, 20201, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between EIM and BlackRock Investment Management, LLC (“BlackRock”), dated as of July 16, 2020, and most recently approved by the Board at a regular meeting held on July 14-16, 2020, with respect to the Portfolios (“Old Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between EIM and Aristotle Capital Management, LLC (“Aristotle” or “New Sub-Adviser”) with respect to the Portfolios (“New Agreement”), in connection with which Aristotle would replace BlackRock as the Sub-Adviser to the Value Equity Portfolio and a portion of the Large Cap Value Portfolio that is actively managed (“Allocated Portion”). Under the New Agreement, Aristotle will implement its Value Equity strategy in managing the Value Equity Portfolio and the Allocated Portion of the Large Cap Value Portfolio.

[1]

The meeting was held via videoconference in reliance on an exemptive order issued by the SEC. Reliance on the exemptive order was necessary and appropriate due to circumstances related to the effects of COVID-19. All Trustees participating in the videoconference meeting were able to hear each other simultaneously during the meeting. Reliance on the exemptive order requires the Trustees, including a majority of the Independent Trustees, to ratify actions taken pursuant to the exemptive order by vote cast at the next in-person meeting.

The Adviser’s proposal was based on several factors, including its evaluation of recent organizational changes at BlackRock, BlackRock’s performance managing its Basic Value strategy, and Aristotle’s performance managing its proposed Value Equity strategy. Based on a review of comparative performance information and other factors, EIM recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement with respect to the Portfolios.

In connection with the approval of Aristotle as the sub-adviser to the Value Equity Portfolio, the Board also approved the Adviser’s proposal to (i) change the Value Equity Portfolio’s name to “EQ/Value Equity Portfolio,” (ii) change the Value Equity Portfolio’s current investment objective (i.e., seeks to achieve capital appreciation and secondarily, income) to remove the secondary income objective, and (iii) amend the Adviser’s Investment Advisory Agreement with the Trust with respect to the Value Equity Portfolio solely to reflect a revised advisory fee schedule that would lower the effective advisory fee payable by the Value Equity Portfolio.

With respect to the Large Cap Value Portfolio, AllianceBernstein L.P. (“AllianceBernstein”) and Massachusetts Financial Services Company d/b/a MFS Investment Management currently serve as the Sub-Advisers to other portions of the Portfolio that are actively managed, and AllianceBernstein also currently serves as the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index.

Factors Considered by the Board

In reaching its decision to approve the New Agreement with respect to each Portfolio, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to each Portfolio, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by Aristotle; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall-out” benefits that may accrue to Aristotle and its affiliates (i.e., indirect benefits that Aristotle or its affiliates would not receive but for the relationship with the Portfolio). In considering the New Agreement, the Board members did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision.

In connection with its deliberations, the Board took into account information prepared by the Adviser and Aristotle, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by Aristotle, as well as Aristotle’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board considered that the Adviser had conducted extensive due diligence on Aristotle from an investment management, operational and compliance perspective, including an in-person due diligence visit prior to the coronavirus pandemic. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from legal counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement.

Although the Board approved the New Agreement for both of the Portfolios at the same Board meeting, the Board considered each Portfolio separately. In approving the New Agreement with respect to each Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the New Agreement was in the best interests of the applicable Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors it deemed relevant to its decision to approve the New Agreement with respect to each Portfolio.

The Board evaluated the nature, quality and extent of the overall services to be provided to each Portfolio and its investors by Aristotle. In addition to the investment performance and expense information discussed below, the Board considered Aristotle’s responsibilities with respect to each Portfolio (or the allocated portion thereof) pursuant to the New Agreement, and Aristotle’s experience in serving as an investment adviser or sub-adviser for funds and accounts similar to the Portfolios. The Board considered that Aristotle, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to each Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for each Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding Aristotle’s process for selecting investments for each Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of Aristotle’s portfolio managers who would provide services to each Portfolio (or the allocated portion thereof). The Board also considered information regarding Aristotle’s procedures for executing portfolio transactions for each Portfolio (or the allocated portion thereof), and Aristotle’s policies and procedures for selecting brokers and dealers. In addition, the Board considered information regarding Aristotle’s trading experience and how Aristotle would seek to achieve “best execution” on behalf of each Portfolio (or the allocated portion thereof). The Board also considered information about the impact of the coronavirus pandemic on Aristotle’s operations and its ability to provide services to the Portfolios.

The Board considered that the Trust’s compliance team as well as Equitable Financial Life Insurance Company’s cybersecurity team had performed due diligence virtually on Aristotle, and that Aristotle was cooperative and forthcoming in providing relevant information about its operations, compliance and cybersecurity procedures and in considering certain recommendations for enhancements to those procedures. The Board also considered the Trust’s Chief Compliance Officer’s evaluation of Aristotle’s compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Aristotle and reviewed information regarding Aristotle’s financial condition and history of operations and potential conflicts of interest in managing the Portfolios.

The Board also received and reviewed performance data relating to Aristotle’s management of a Value Equity composite and a proprietary Value Equity fund as compared to an appropriate benchmark and peer group. The Board also received and reviewed information regarding the performance of Aristotle’s Value Equity composite relative to BlackRock’s performance managing the Value Equity Portfolio and its active allocated portion of the Large Cap Value Portfolio. The Board generally considered longer-term performance to be more important than shorter-term performance. With respect to the Large Cap Value Portfolio, the Board also considered the Adviser’s representation that Aristotle’s Value Equity strategy would be a good complement to other strategies utilized in the Portfolio with respect to the construction of the overall Portfolio. The Board also considered Aristotle’s expertise, resources, and personnel for advising each Portfolio (or the allocated portion thereof).

Based on its review, the Board determined, with respect to each Portfolio, that the nature, quality and extent of the overall services to be provided by Aristotle were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board also considered the proposed sub-advisory fee for Aristotle in light of the nature, quality and extent of the overall services to be provided by Aristotle. In this regard, the Board noted that the sub-advisory fee rate to be paid to Aristotle with respect to each Portfolio under the New Agreement is lower at all asset levels than the sub-advisory fee rate payable to BlackRock under the Old Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to Aristotle with respect to each Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the nature and extent of responsibilities retained and risks assumed by the Adviser and not delegated to or assumed by Aristotle. In this regard, the Board noted that the appointment of Aristotle is expected to have a positive impact on the Adviser’s profitability (as discussed below) at the Value Equity Portfolio’s current asset levels, but that the Adviser had proposed to amend its current Investment Advisory Agreement with the Trust with respect to the Value Equity Portfolio to reflect a revised advisory fee schedule that would lower the effective advisory fee payable by the Value Equity Portfolio, which would partially offset the benefit to the Adviser and enable the shareholders of the Value Equity Portfolio also to benefit from the lower sub-advisory fee rate. The Board also considered the proposed sub-advisory fee rate schedule in light of the fee rates that Aristotle charges under advisory agreements with other comparable clients that utilize a Value Equity investment strategy. The Board noted that the advisory fee paid by the Large Cap Value Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not a Portfolio, would pay Aristotle and that the proposed sub-advisory fee was negotiated between Aristotle and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with Aristotle is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined, with respect to each Portfolio, that the proposed sub-advisory fee for Aristotle is fair and reasonable.

The Board also considered, with respect to each Portfolio, the estimated impact of the proposed sub-advisory fee and, in the case of the Value Equity Portfolio, the reduced advisory fee, on the profitability of the Adviser. With respect to the Value Equity Portfolio, the Board noted that the appointment of Aristotle is expected to have a positive impact on the Adviser’s annual profitability, but that the benefit would be offset in part by the Adviser’s proposed reduction to the Portfolio’s advisory fee schedule, which would benefit shareholders by reducing the Portfolio’s total expense ratio. With respect to the Large Cap Value Portfolio, the Board noted that the appointment of Aristotle is expected to have a modest positive impact on the Adviser’s annual profitability at the Portfolio’s current asset levels. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to Aristotle is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and Aristotle based on the particular circumstances in each case for each of them. The Board noted again that Aristotle’s fee would be paid by the Adviser and not the Portfolios and that many responsibilities related to the advisory function are retained by the Adviser. In light of all the factors considered, the Board determined that the anticipated profitability to the Adviser remained within the reasonable range of profitability levels previously reported.

The Board also considered whether economies of scale would be realized as a Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for Aristotle aggregates the assets managed by Aristotle in the Value Equity Portfolio and the Large Cap Value Portfolio as well as portions of certain other portfolios for which the Adviser serves as investment adviser and Aristotle would serve as investment sub-adviser (such aggregated assets, “Aggregated Allocated Portions”). The Board also noted that the proposed sub-advisory fee rate schedule for Aristotle with respect to both of the Portfolios includes breakpoints that would reduce the sub-advisory fee rate as aggregate Portfolio assets under Aristotle’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board also noted that the aggregation of assets may result in the Portfolios reaching a breakpoint sooner than if the sub-advisory fee rate schedule did not aggregate assets, which also has the potential to benefit the Adviser. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolios by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolios.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to Aristotle, including the following. The Board considered that Aristotle may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and Aristotle may derive benefits from its association with the Adviser and other sub-advisers (as applicable) to a Portfolio. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Aristotle are fair and reasonable.

Aristotle became a New Sub-Adviser to the Portfolios effective on or about February 1, 2021.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between EIM and Aristotle are materially similar to the terms of the Old Agreement between EIM and BlackRock, except as to the effective date, compensation, and the named Sub-Adviser. Pursuant to the New Agreement, Aristotle is appointed by EIM to act as investment sub-adviser for each Portfolio and to manage the investment and reinvestment of the Value Equity Portfolio and the Allocated Portion of the Large Cap Value Portfolio, subject to the direction, control and oversight of EIM and the Board. The New Agreement will remain in effect for an initial two-year term with respect to each Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated with respect to a Portfolio at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of that Portfolio, on sixty days’ written notice to EIM and Aristotle, or by EIM or Aristotle on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between EIM and the Trust is terminated for any reason. EIM (and not a Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser.

The New Agreement generally provides that Aristotle will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolios, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by Aristotle, except that nothing in the New Agreement limits the liability of Aristotle for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Aristotle in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in any information furnished to the Adviser or the Trust for use in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Portfolios, the Trust or the Adviser, or the omission to state therein a material fact known to Aristotle which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Aristotle to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to Aristotle under the New Agreement, stated below, is lower at all asset levels than the sub-advisory fee rate paid to BlackRock under the Old Agreement. Accordingly, the effective sub-advisory fee rate that EIM pays to Aristotle under the New Agreement is lower than the effective sub-advisory fee rate that EIM paid to BlackRock under the Old Agreement. If, during the Portfolios’ fiscal year ended December 31, 2020, the assets that were allocated to BlackRock had been allocated to Aristotle, the sub-advisory fee rate of 0.26% of each Portfolio’s average daily net assets and the aggregate sub-advisory fees of $5,305,950 that EIM paid to BlackRock with respect to the Value Equity Portfolio and the Allocated Portion of the Large Cap Value Portfolio under the Old Agreement would have decreased to 0.18% of each Portfolio’s average daily net assets and $3,641,902, respectively. The decrease of 0.08% in the sub-advisory fee rate would have represented a decrease of $1,664,048 in the aggregate sub-advisory fees paid by EIM with respect to the Value Equity Portfolio and the Allocated Portion of the Large Cap Value Portfolio for the fiscal year ended December 31, 2020.

Information Regarding Aristotle Capital Management, LLC

The following provides additional information about the New Sub-Adviser.

Aristotle is a privately owned, registered investment adviser that specializes in the management of equity strategies for institutional and individual clients. The firm is independently owned by its employees and the board of managers. In

October 2010, Howard Gleicher created Aristotle and in 2012, Aristotle combined businesses with Reed, Conner & Birdwell, LLC, a registered investment adviser with roots dating back to 1959. Howard Gleicher, Aristotle’s Chief Executive Officer and Chief Investment Officer, and Richard S. Hollander, Aristotle’s Chairman, each have 50% of the voting interest in Aristotle. Gleicher Holdings, LLC is a holding company that holds Mr. Gleicher’s ownership interest in Aristotle. RCB Acquisition Company is a holding company that holds Mr. Hollander’s ownership interest in Aristotle. As of January 31, 2021, Aristotle had approximately $42.6 billion in assets under management.

Effective on or about February 1, 2021, Howard Gleicher and Gregory D. Padilla are jointly and primarily responsible for the securities selection, research and trading for the Value Equity Portfolio and the Allocated Portion of the Large Cap Value Portfolio.

Howard Gleicher, CFA® is Chief Executive Officer and Chief Investment Officer at Aristotle. Prior to founding Aristotle, Mr. Gleicher co-founded Metropolitan West Capital Management, LLC and served as the Chief Executive Officer and Chief Investment Officer. Prior to that, he was a Principal, Portfolio Manager, and Investment Policy Committee member at Needelman Asset Management, Inc. Mr. Gleicher has also served as an Equity Portfolio Manager at Pacific Investment Management Company. Mr. Gleicher began his investment career in 1985.

Gregory D. Padilla, CFA® is a Principal, Portfolio Manager and Senior Global Research Analyst at Aristotle. Mr. Padilla joined Aristotle in 2014 and is a member of the research team. Prior to joining Aristotle, Mr. Padilla was a Managing Director and Portfolio Manager at Vinik Asset Management, LP and Tradewinds Global Investors, LLC. While at Tradewinds, Mr. Padilla was a key member of the All-Cap Equity strategy, the Global All-Cap strategy and the Global Natural Resource strategy. Mr. Padilla began his investment career in 2006.

Aristotle’s principal office is located at 11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025. Set forth below are the names, titles and principal occupations of the principal executive officers and directors of Aristotle:

Name	Title/Responsibilities and Principal Occupation
Richard Hollander	Chairman of the Board
Steven Borowski	President
Howard Gleicher	Chief Executive Officer and Chief Investment Officer
Gary Lisenbee	Co-Chief Executive Officer
Richard Schweitzer	Chief Financial Officer and Chief Operating Officer
Michelle Gosom	Chief Compliance Officer
Catalina Llinas	Co-Chief Investment Officer
Nancy Scarlett	Chief Risk Officer

The business address of each of these individuals is 11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025.

For its services to each Portfolio, Aristotle receives a sub-advisory fee based on the assets of the Aristotle Aggregated Allocated Portions as follows: 0.20% of the Aggregated Allocated Portions’ average daily net assets up to and including $1 billion; 0.18% of the Aggregated Allocated Portions’ average daily net assets in excess of $1 billion up to and including $1.5 billion; and 0.15% of the Aggregated Allocated Portions’ average daily net assets in excess of $1.5 billion.

Information with respect to (sub-)advisory fees paid to the New Sub-Adviser by comparable funds subject to the 1940 Act that it (sub-)advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2020, the Portfolios did not pay any brokerage commissions to Sanford C. Bernstein & Co., LLC, an affiliate of EIM.

Control Persons and Principal Holders

Equitable Financial Life Insurance Company (“Equitable”), the parent company of EIM, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of January 31, 2021. EIM is organized as a Delaware limited liability company and is a wholly-owned subsidiary of Equitable. Equitable is an indirect wholly-owned subsidiary of Equitable Holdings, Inc. (“Equitable Holdings”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of January 31, 2021, the Trustees and officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of each of the Value Equity Portfolio and the Large Cap Value Portfolio.

As of January 31, 2021, the following shareholders were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Value Equity Portfolio:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
EQ/Aggressive Allocation Portfolio*	Class K	4,054,069.37	23.13%
EQ/Moderate Allocation Portfolio*	Class K	4,058,778.95	23.15%
EQ/Moderate-Plus Allocation Portfolio*	Class K	6,896,387.76	39.34%

*	Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by EIM.

As of January 31, 2021, the following shareholders were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Large Cap Value Portfolio:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
EQ/Aggressive Allocation Portfolio*	Class K	7,904,476.83	24.00%
EQ/Moderate Allocation Portfolio*	Class K	8,586,777.00	26.07%
EQ/Moderate-Plus Allocation Portfolio*	Class K	14,132,026.15	42.91%

*	Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by EIM.

Outstanding Shares

The outstanding shares of each class of the Portfolios as of January 31, 2021, are set forth below:

Value Equity Portfolio	Class IA	Class IB	Class K
Outstanding Shares	6,760,943	48,005,980	17,529,327

Large Cap Value Portfolio	Class IA	Class IB	Class K
Outstanding Shares	56,921,247	150,890,690	32,933,732

Appendix A

The chart below provides information regarding the (sub-)advisory fees charged by Aristotle to comparable funds subject to the 1940 Act that it (sub-)advises.

Name of Fund	Net Assets (as of January 31, 2021)	Sub-Advisory Fee Rate (as a % of average daily net assets)
Comparable Sub-Advised Fund 1	$1,825.9 million	0.50% on the first $25 million 0.35% on the next $25 million 0.25% on the next $300 million 0.20% on the next $3.65 billion 0.15% thereafter

Comparable Sub-Advised Fund 2	$315.7 million	0.40% on the first $400 million 0.36% on the next $400 million 0.324% on the next $400 million 0.292% on the remaining balance

Name of Fund	Net Assets (as of January 31, 2021)	Advisory Fee Rate (as a % of average daily net assets)
Institutional Account	$32.9 million	0.275% on the first $100 million 0.20% thereafter

Aristotle Value Equity Fund	$423 million	1.00% on the first $10 million 0.75% on the next $90 million 0.65% thereafter